Exhibit 99.2

Hector Communications Corporation
211 South Main Street – PO Box 428
Hector, Minnesota 55342-0482
Phone: 320/848-6611 – Fax: 320/848-2702

November 14, 2005

Attn: Phillip Goldstein

Attached to your 13D/A filing of November 9, 2005 was a letter to the Hector Communications Corporation Board of Directors that we have not yet received.  I’m responding now to be timely.

1. Regarding your offer to buy HCC at $30.25 per share or more, as you were advised by Frank Gallagher of Legg Mason, it appears that you are an “interested shareholder” under the Minnesota Business Combination Act as you and Andrew Dakos as a group have gone over the 10% threshold without getting prior approval from the HCC Board. If this law applies, you could not consummate the acquisition you have proposed.  Frank asked you to let us know why you thought this law did not apply to you and we have not heard from you on this point.  Our attorneys are preparing a news release covering this issue that will be released today.

2. With reference to your suggestion that the shareholders vote on the use of proceeds of any Midwest Wireless Holdings, LLC sale, we think any response to this suggestion is premature given that no sale has been announced and it is currently unknown what would be the amount and the form of consideration assuming a sale does go forward. As we indicated in our recent press release, Hector will continue to assess all strategic options as we await the results of the Midwest Wireless sales process.

3. As to the issue of whether Hector Communications is an investment company, we do not think there is any basis whatsoever that HCC would be considered an investment company, but we have asked our attorneys to look into the matter.

4. With respect to your threat to sue the board should it “add insult to injury by attempting to reinvest the proceeds,” please understand that Hector’s Board of Directors will continue to act in a manner it believes is in the interest of all of the Company’s shareholders.

Very truly yours,

Curtis A. Sampson

Chairman & CEO

CC:                             HCC Board Members

Richard Primuth, Lindquist & Vennum PLLP

Frank Gallagher, Legg Mason